Exhibit 4.26

Agreement on Authorization to Exercise Shareholder’s Voting Rights

This agreement is entered into by and between the following parties on February 17, 2020 in Haidian District, Beijing:

Party A: [Name of Authorizer] (hereinafter referred to as the “Authorizer”)

ID No.: ***

Party B: Weibo Internet Technology (China) Co., Ltd. (hereinafter referred to as “Weibo Technology”)

Address: 2nd Floor, Sina Headquarter, Plot N-1, N-2, Phase II (western expansion) of Zhongguancun Software Park, Dongbeiwang W. Road, Haidian District, Beijing

WHEREAS:

1.

The Authorizer holds 50% of equity interests of Beijing Weimeng Chuangke Investment Management Co., Ltd. (hereinafter referred to as “Weimeng Chuangke”) on the date of signing of this Agreement; and to hold above-mentioned equity interests, the Authorizer owes a debt of RMB 15,000,000 to Weibo Technology;

2.

The Authorizer is willing to authorize Weibo Technology full rights to exercise his entire shareholder’s voting rights in his name in shareholders’ meetings of Weimeng Chuangke; Weibo Technology is willing to accept the above-mentioned authorization.

THEREFORE, after friendly negotiation, the above parties have reached the following agreement regarding to the matters of authorization of shareholder’s voting rights:

1	Authorization of Voting Rights

1.1

The Authorizer hereby agrees to irrevocably authorize Weibo Technology, within the term of authorization provided by this Agreement and in the Authorizer’s name, to exercise all shareholder’s voting rights the Authorizer is entitled to according to laws and Weimeng Chuangke’s articles of association in Weimeng Chuangke’s shareholders’ meetings, including but not limited to:

1.1.1	to decide Weimeng Chuangke’s management policy and investment plan;

1.1.2	to elect and change Weimeng Chuangke’s directors, and decide the matters regarding to director’s remuneration;

1.1.3	to elect and change Weimeng Chuangke’s supervisors, and decide the matters regarding to supervisor’s remuneration;

1.1.4	to review and approve the reports of Weimeng Chuangke’s board of directors;

1.1.5	to review and approve supervisor’s reports;

1.1.6	to review and approve Weimeng Chuangke’s annual financial budget bill and the proposal of final accounts;

1.1.7	to review and approve Weimeng Chuangke’s profit distribution plan and the plan to make good deficits;

1.1.8	to make decision on Weimeng Chuangke’s increasing or decreasing registered capital;

1.1.9	to make decision on Weimeng Chuangke’s issue of corporate bonds;

1.1.10	to make decision on Weimeng Chuangke’s shareholder transferring his subscribed capital to the persons other than Weimeng Chuangke’s shareholders;

1.1.11	to make decision on Weimeng Chuangke’s merger, separation, change of company’s form, dissolution and liquidation, etc.;

1.1.12	to make decision on changing Weimeng Chuangke’s business scope;

1.1.13	to revise Weimeng Chuangke’s articles of association;

1.1.14	to decide to change the contents or nature of Weimeng Chuangke’s business;

1.1.15	to decide to make a loan to any third party or incur any debts in Weimeng Chuangke’s name;

1.1.16	to decide to sell Weimeng Chuangke’s any assets or rights to any third party, including but not limited to intellectual properties;

1.1.17	to decide to set up any security rights against Weimeng Chuangke’s any assets (including both tangible and intangible assets) whatsoever such security is for;

1.1.18	to decide to assign the contracts signed by Weimeng Chuangke to any third party; and

1.1.19	to decide any other rights that may materially affect Weimeng Chuangke’s rights, obligations, assets or management matters.

1.2

Weibo Technology agrees to accept the authorization contained in previous article made by the Authorizer and shall exercise such shareholder’s voting rights in the Authorizer’s name according to the provisions of this Agreement.

2	Exercising of Voting Rights

2.1

Within the term of authorization provided by this Agreement, the Authorizer’s entire shareholder’s voting rights in Weimeng Chuangke shall be authorized to Weibo Technology to exercise. Without Weibo Technology’s prior written consent, the Authorizer shall not, in the term of authorization, make any decision that may materially affect Weimeng Chuangke’s rights, obligations, assets or management, shall not approve any plan that may materially affect Weimeng Chuangke’s rights, obligations, assets or management, shall not conduct any other activities that may materially affect Weimeng Chuangke’s rights, obligations, assets or management, and shall not exercise any his shareholder’s voting rights in Weimeng Chuangke by any other means.

2.2

If Weibo Technology requests the Authorizer to provide special written authorization document to Weibo Technology or any person appointed by Weibo Technology regarding to each specific matter, whether such request is made prior to or after such matter, the Authorizer shall provide such written authorization document before the matter occurs or provide in supplement after the matter occurs according to Weibo Technology’s specific request.

2.3

In relation to any matters agreed upon by Weibo Technology by exercising shareholder’s voting rights, if necessary, Weibo Technology shall have the right to request the Authorizer to confirm by signing on the relevant decisions of shareholder’s meeting or other similar written documents.

2.4

The Authorizer affirms that Weibo Technology shall have the right to delegate the other party to exercise Weibo Technology’s any rights under this Agreement, and such delegation need not be approved by the Authorizer, but shall be notified to the Authorizer in advance.

2.5

Weibo Technology shall report to the Authorizer the situation of authorized matters at the time he deems proper. When this Agreement is terminated, Weibo Technology shall report to the Authorizer the results of authorized matters.

3	Term of Authorization

3.1	The term of authorization of shareholder’s voting rights under this Agreement shall be from the effective date of this Agreement to the date of Weimeng Chuangke’s dissolution.

3.2	After negotiation, the Parties shall amend the term of authorization at any time in written.

4	Remuneration of Authorization

4.1	Weibo Technology agrees that the Authorizer shall be exempt from paying any remuneration to Weibo Technology for authorized matters according to this Agreement.

5	Representation and Warranties

5.1	Each party of this Agreement hereby represents, undertakes and warrants to each other as follows:

1)	it possesses appropriate competence and power to enter into this Agreement;

2)	it has capability to fulfill obligations under this Agreement;

3)	no performance of obligations under this Agreement is in breach of any restriction in legal documents that are binding.

5.2	This Agreement, once being signed, shall constitute to both parties legal and effective obligations that can be enforced according to the provisions of this Agreement.

6	Liabilities for Breach

6.1

Any party’s direct or indirect violation of any provision of this Agreement, or non-performance or unduly and non-sufficient performance of his obligations under this Agreement shall constitute breach of this Agreement. The non-defaulting party （the“Non-defaulting Party”）shall have the right to, by written notification, require the defaulting party （the“Defaulting Party”) to rectify the breach and take adequate, effective and timely measures to eliminate the results of breach, and indemnify the Non-defaulting Party’s damage caused by such breach.

6.2

After such breach occurs, if the Non-defaulting Party reasonably and objectively finds that such breach has resulted in impossibility or unfairness for it to perform obligations under this Agreement, the Non-defaulting Party shall be entitled to suspend performing its relevant obligations under this Agreement with notice in writing giving to the Defaulting party, till the Defaulting party ceases nonperformance and takes adequate, effective and timely measures to eliminate the results of breach, and indemnifies the Non-defaulting Party’s damage caused by such breach.

6.3

The Defaulting party compensating the Non-defaulting Party’s damage shall include the Non-defaulting Party’s direct economic loss, any anticipatable indirect loss and incidental cost caused by breach. Such addition fee shall include, but not limit to, legal fee, litigation or arbitration fee, finance expenditure and travel expense.

7	Force Majeure

7.1

“Force Majeure” shall mean any event out of the parties’ reasonable control, non-foreseeable, or unavoidable even has been foreseen and such event hinder, affect or delay any party’s performance of all or part of his obligations according to this Agreement. Such events include, but not limit to, government’s acts, natural disasters, war or any other similar events.

7.2

The party that suffers Force Majeure may suspend performing his relevant obligations under this Agreement that are failed to be performed by the reason of Force Majeure till the effect of Force Majeure is eliminated, and shall not bear any liability of breach of this Agreement. But such party shall exert himself as much as possible to overcome such event and reduce its negative effects.

7.3

The suffering party from Force Majeure shall provide the other party with legal certifications of such event issued by the notary office (or other proper agency) of the area where the event occurs, which if fails, the other party may request the suffering party to bear any liability for breach according to the provisions of this Agreement.

8	Effectiveness, Modification and Termination

8.1	This Agreement shall enter into force from the date of signing and sealing by the parties and terminates when the term of authorization provided by this Agreement expires.

8.2

Prior to the expiration of this Agreement, if the Authorizer transfers all its equity interests of Weimeng Chuangke to Weibo Technology or other party agreed upon by Weibo Technology in written form in advance, the Authorizer shall not be bound by any provisions of this Agreement from the date of completing equity transfer. But the Authorizer shall notify the transferee in writing the existence of this Agreement during the transfer, and the transferee’s full consent to be bound by this Agreement shall be the precondition of transferring equity interests.

8.3	The Authorizer hereby irrevocably and permanently waives its right to rescind this Agreement at any time.

8.4

The parties may modify and supplement this Agreement in written agreement. Such modification and supplement signed by and between the parties shall be part of this Agreement with equal legal effect to this Agreement.

8.5

The Authorizer hereby agrees that Weibo Technology shall have the right to terminate this Agreement from time to time without any reason by written notification rendered 10 days ahead and shall not bear any liability for breach.

8.6	Earlier termination of this Agreement shall not impose any effect upon the parties’ rights and obligations occurred already according to this Agreement prior to the date of such termination.

9	Dispute Resolution and Governing Law

9.1	The parties shall negotiate in good faith to resolve all disputes regarding to interpretation and enforcement of any provisions of this Agreement.

9.2

The disputes that are failed to be resolved by negotiation shall be referred to China International Economic and Trade Arbitration Committee for arbitration according to its existing arbitration rules. The place of arbitration shall be in Beijing; and the language used in arbitration shall be Chinese. The decision of arbitration shall be final and binding upon both parties.

9.3	The conclusion, validity, performance and interpretation of this Agreement and the dispute resolution shall be governed by the laws of the People's Republic of China .

10	Miscellaneous

10.1	This agreement is made into one original with two copies, one for each party, both with equally legal effectiveness.

10.2	Titles and headlines contained in this Agreement are set for convenience to its readers only and shall not impose any effect upon interpretation of any provisions of this Agreement.

10.3

If any provision of this Agreement is entirely or partially invalid or unenforceable for the reason of violating laws or government regulations or other reasons, the affected part of such provision shall be deemed as deleted. But deleting the affected part of such provision shall not impose any effect upon the legal effect of other part of such provision and other provisions of this Agreement. The parties shall negotiate and conclude new provision to replace such invalid or unenforceable provision.

10.4

Unless otherwise stipulated, non-exercise or deferred exercise by either party of any rights, authority or privilege under this Agreement shall not be deemed as waiver of such rights, authority or privilege. And independent or partial exercise of any rights, authority or privilege shall not exclude the exercise of other rights, authority or privilege as well.

10.5

This Agreement constitutes the entire agreement concluded by the parties with respect to the subject matters of cooperative project, and shall replace all prior agreements, both written and oral, between the parties with respect to the subject matter of cooperative project. If the parties’ previous undertakes or agreements regarding to any matters under this Agreement do not comply with the provisions of this Agreement, this Agreement shall prevail.

10.6	The parties shall additionally negotiate and confirm any issues not covered by this agreement.

[Name of Authorizer]		Weibo Internet Technology (China) Co., Ltd.

Signature:	/s/ [Name of Authorizer]	Authorized Representative:	/s/ Weibo Internet Technology (China) Co., Ltd.

Schedule of Material Differences

One or more persons entered into Agreement on Authorization to Exercise Shareholder’s Voting Power with Weibo Technology using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of Authorizer
1.	Liu Yunli
2.	Wang Wei